LIQUIDITY SUPPLIER FACILITY AGREEMENT

between

YIELDSHARE A F03 LLC

as Lender

and

YIELDSHARE LIMITED

as Borrower

CONTENTS

CLAUSE

1.Definitions

2.The Facility

3.Conditions precedent

4.Utilisation of the facility

5.Representations and warranties

6.Lender’s interest rates

7.General counter indemnity

8.Costs and expenses

9.Payments and taxes; accounts and calculations

10.Undertakings

11.Default

12.Change of Control

13.Change in circumstances and increased costs

14.Mitigation

15.No waiver of rights

16.Assignment and Additional Lenders

17.Notices

18.Term of agreement

19.Miscellaneous

20.Law and jurisdiction

SCHEDULE 1Conditions Precedent

SCHEDULE 2Fireblocks Specifications

SCHEDULE 3Lender Suitability Exercise

SCHEDULE 4Risk Factors

SCHEDULE 5KYC/KYB

SCHEDULE 6Frequently Asked Questions - FAQ

Liquidity Supplier Facility Agreement

This Liquidity Supplier Facility Agreement (the “Agreement”) is made the May 6, 2022 between:

(1)YieldShare A F03 LLC, a Wyoming limited liability company with a Filing ID of 2022-001101481 hereby represented by its authorised signatory YieldShare A F03 MGMT LLC, having its registered office at 408 Water Street, Waxahachie, TX 75165 (the “Lender”),

and

(2)Yield Share Ltd (BVI) hereby represented by its authorised signatory Mr. Charles Hiebert, a Canadian citizen, having its registered office at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (BVI) VG1111  (the “Borrower”, the “Company”)

Background

(A)The Lender, acting on his behalf and on behalf of other potential Lenders, has offered, subject to certain terms and conditions, to make available to the Borrower a committed facility in the aggregate amount, in the acceptable digital currencies: USDC and Ethereum, or in any other equal pairing of such digital currency accepted by the Borrower. Such aggregate amount can be utilised in a liquidity pool of assets generating yields as specified below; and

(B)The Borrower has extensive experience in investing and managing digital assets and other yielding programs (the “Services”), and shall act as a fiduciary to the Lender, with all the duties accordant to that, in performing the Services for the benefit of the Lender with the Facility provided by the Lender

Now, it is agreed as follows:

1.DEFINITIONS

Save as elsewhere provided in this Agreement or where the context otherwise requires, the capitalised terms and expressions used herein (including the schedules hereto) and not elsewhere defined in this Agreement bear the meanings ascribed to them below:

Authorised Signatoryeach of the persons authorised to execute on behalf of the Lender a Facility utilisation request or an amendment or an extension or the cancellation of the Facility according to clause 4.3 (Authorised Signatories);

Available Facilityat any time and save as otherwise provided herein, the Facility;

Availability Periodthe period beginning on the date of this Agreement and ending one month thereafter, if not extended or rolled over in accordance with clause 18.1 (Extension);

Business Daya day on which the Lender and Borrower generally are open for business in BVI;

Change of Controlwhere the Lender either directly or indirectly and whether by share capital, voting power, contract or otherwise ceases to have more than fifty per cent of the share capital or voting rights of a Lender or otherwise ceases to have control or the power to control the affairs and policies of the Lender.

CountryBritish Virgin Islands (BVI)

Currency of the countryUnited States Dollars (USD)

Digital Assets means stablecoins and other crypto assets and/or cryptographic tokens which are accepted by the Borrower, such crypto assets could be a pairing between USDC and Ethereum or other;

Event of Defaultany of the events specified in clause 11 (Default);

Facilitythe amount set out in clause 2 (The Facility) of this Agreement to the extent not cancelled or reduced pursuant to this Agreement;

Final Maturity Daythe last day of the Availability Period if not extended or rolled over previously;

Groupmeans the Lender and its Subsidiaries including the Lender and its Parent;

House Net Monthly Yieldmeans the income return on the provided Services after expenses have been deducted;

Rate

Interest rate means a variable monthly return based on the underlying performance of the Digital Assets;

Material Adverse Effectany event having a material adverse effect on the business or financial condition of the Group (taken as a whole) and the ability of the Lender or the Parent to perform and comply with their respective payment obligations under this Agreement;

Optional Currenciesany currency (other than USD) that is freely available, transferable and convertible into USD in the relevant foreign exchange market including Digital Assets;

ParentLender’s holding entity;

ROI means Return of Investment or the total amount provided by the Lender as stated in this Agreement;

ServicesUsing its own yielding platform, the Borrower will utilise the Facility amount for lending and pooling related activities in Digital Assets as listed on decentralised exchanges. The Borrower will use these Digital Assets for its own commercial purposes which may include lending these to third party exchanges and in return, the Borrower will pay the Lender an Interest rate that is published from time to time by the Borrower and pegged with the same underlying Digital Assets that were lent to the Borrower. By lending its Digital Assets to the Borrower the Lender grants the Borrower all rights and title to such Digital Assets to the fullest extent permitted by law for the Borrower to use in its own discretion as stated in this Agreement. While in its control, the Borrower shall secure, insure, and manage the Facility using best industry practices to produce a House Net Monthly Yield Rate, from which the Lender will receive 40% monthly of the total ROI. The Borrower will make available to the Lender any marketing materials and Digital Assets performance-related studies that will assist the Lender in understanding further such Services.

Subsidiaryany entity of which the Parent at any relevant time has or had direct or indirect control or owns or owned directly or indirectly more than fifty (50) per cent. of the share capital or voting rights; and

Termthe period selected by the Lender in accordance with clause 4.2.

Transaction Periodthe period that begins on the last day of the month when all the deposit and withdrawal requests and wallet transfers are delivered to the Borrower; and continues for a period of five calendar days, during which time, the interest due (40% of House Net Monthly Yield Rate) from the previous month is processed and recorded on the statement, and when all pending withdrawal transactions on the Lender’s report are then moved to posted status, and next, when all deposit transactions are verified and moved from pending to posted transaction status before the fourth of the next month, however, all deposits will be retroactive to the first of the month to avoid pro rata charges.  Also, during the time the withdrawals are posted, the actual wallet transfer equalling the sum of those withdrawal requests occurs to the Lender’s wallet.

2.THE FACILITY

Subject to the terms and conditions of this Agreement and in reliance of the representations and warranties set out in clause 6 (Representations and warranties) the Lender hereby agrees to make available to the Borrower, a committed facility in a maximum aggregate amount of USD 75 millions in any Digital Assets (the “Facility”) in a ratio of 55% USDC to 45% Ethereum or in any other pairing of such digital currency and ratio allowed by the Borrower. Such Facility is to be utilised by the Borrower as it sees it fit within the agreed scope of Services with the aim to reach the highest yield returns within the Borrower’s reach or actions in this regard. The Borrower may in turn lend any other substantial amount for a similar Term to a decentralized exchange whenever it deems it appropriate to accomplish the highest House Net Monthly Yield Rate.  The Borrower’s performance of the Services with the Facility for the benefit of the Lender makes the Borrower a fiduciary of the Lender, and its lenders, with all the duties accordant with that relationship.

The Lender does not have any oversight or control over the Digital Assets that it has lent to the Borrower, and (subject to the next sentence) any gain or loss from the Borrower’s activities from any USDC-related matters will be borne by the Borrower and not the Lender. The Borrower shall exercise a risk-based approach while placing such Facility and while assessing its performance on a monthly basis. However, if any exchange or decentralised exchange, that the Borrower lends to, defaults on its obligations to the Borrower then the Borrower may impose limits on the Lender’s ability to use the Borrower services or reduce the Interest rates the Borrower is willing to pay.

If the Borrower’s losses are large, the Borrower may become unable to meet its obligations to the Lender in terms of repayment of Digital Assets back to the Lender. Although the Borrower cannot remove this risk entirely, to reduce it, the Borrower performs a proper due diligence on all exchanges, decentralised exchanges and third parties it deals with. The Borrower will also rebalance the facility on a dynamic basis, providing further risk mitigation against impermanent loss.

At the end of each LSFA Term, Borrower provides Lender a ledger report of its activity performing the Services, if such ledger report shows Borrower has a deficit of Digital Assets against the Available Facility provided at the beginning of the LSFA Term, it shall be considered an Event of Default under section 11.1 of this LFA.  This Event of Default shall also grant the Lender the following additional rights until this Event of Default is cured by transferring the entire amount of Available Facility to Lender’s digital wallets:

(i)Lender shall have the immediate right to pause the Facility disallowing Borrower to use the Facility for the Services, until the Event of Default is cured;

(ii)In the event, Lender elects to allow the Facility to continue, 100% of the HNMYR will be returned to the Facility at the end of the LSFA Term, with the additional 60% of the HNMYR being used to repay the deficit until the Event of Default is cured; or

(iii)Lender may terminate the LSFA, and return the Facility to its Lenders pari passu becoming an unsecured creditor of Borrower to the extent of the deficit to the Available Facility.

In any worst-case scenario, if the Borrower was to become unable to pay its debts as they fall due, the Lender and based on the accounts statements that were received to him from the Borrower on a monthly basis, would become a general unsecured creditor of the Borrower and will rank on a pari-passu basis with any other creditors. Accordingly, the Lender may not get back the same amount of Digital Assets as it was initially lent.

3.CONDITIONS PRECEDENT

3.1Initial conditions precedent

A Lender may only transfer the Facility amount if the Borrower has received all of the documents and evidence set out in Schedule 1 (Condition precedent documents), Schedule 3 (Lender Suitability Exercise) and Schedule 5 (KYC/KYB) in form and substance satisfactory to the Borrower.

Data Privacy. In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies, and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has complied in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

3.2Further conditions precedent

The Borrower will not receive the Facility amount under this Agreement if on the date on which a request to transfer the Facility amount to the Borrower:

(i)the representations and warranties set out in clause 5 (Representations and warranties) are not correct in all material aspects,

(ii)an Event of Default has occurred and is continuing or would result from the date the Facility amount has been disbursed, and

(iii)a Change of Control has occurred in respect of such Lender.

4.UTILISATION OF THE FACILITY

4.1Request for disbursement

Subject to the other terms of this Agreement, the Borrower shall disburse a Facility amount and any Digital Assets, provided that:

(i)the Borrower received a request duly filled in and signed by an Authorised Signatory of the Lender, shown as pending on the transaction report; and

(ii)the proposed date for issuance being a business day falling within or prior to the next Availability Period;

4.2Term of the Facility amount

A term of the Facility amount shall be one month. However, and during the validity of this Agreement, such term can be renewed for a subsequent month unless a request of cancellation of the Facility is notified to the Borrower consequently.

4.3Authorised Signatories

If needed, the Lender shall provide the Borrower with a power of attorney listing the Authorised Signatories authorised to request, on their behalf for a Facility amount be disbursed or amended or extended for its account.

4.4Amendment/extension of the Facility amount

A request for an amendment or an extension of the Facility amount shall specify the details necessary for the amendment or the extension and, for the avoidance of the doubt, the Borrower may agree to or decline such request for an amendment or extension in its absolute discretion. Any request to amend or extend such Facility shall be received to the Lender five (5) business days before the end of each Availability Period.

5.REPRESENTATIONS AND WARRANTIES

5.1The Lender represents and warrants in relation to itself that, or for each of them:

(i) it is a company duly incorporated and existing under the laws of its jurisdiction of incorporation and it has the appropriate power and authority to own its property and assets and to carry on its business and to enter into and perform its obligations contained in this Agreement;

(ii) it has taken all necessary action to authorise the execution and delivery of each request and the performance of the obligations contained in this Agreement expressed to be assumed by it, and that all such obligations constitute its valid, legal, enforceable and binding obligations enforceable in accordance with its terms, except as such enforceability may be limited by Bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights;

(iii)all necessary approvals, licences, or registrations of or with any governmental or other authority in connection with the execution and delivery of a request and the performance, validity or enforceability of its obligations contained in this Agreement, have been obtained; and

(iv)save as previously disclosed to the Borrower in writing, no litigation, arbitration or administration proceedings are current or, to the Lender’s knowledge, pending or threatened, in each case which would if adversely determined have a Material Adverse Effect.

5.2The representations and warranties made under Sub-clause 5.1 shall be deemed to be repeated at each time a Lender requests the Facility amount disbursement or an amendment or extension of such Facility amount as if made with reference to the facts and circumstances then existing on the day of such request.

6.LENDER’S INTEREST RATE

6.1 Commitment period

Each request to transfer a Facility amount shall be used by the Borrower within the agreed Services as clarified in this Agreement and be utilised during the Availability Period (e.g., for a period of one month). Any request to redeem, cancel, or withdraw such Facility amount shall be received prior to or during the next Availability Period and treated at the end of each Availability Period by the Borrower at its sole discretion.

6.2Fees/Interest/Rewards and how it is calculated

Lender shall receive 40% of House Net Monthly Yield Rate of the total ROI. The Borrower’s monthly Yield Rate and Interest rates are published and agreed upon with the Borrower and may be revised at any time at the sole discretion of the Borrower. The Borrower will notify the Lender of changes by email or via other means. The Lender will be treated as accepting any change to the Interest rate unless the Lender informs the Borrower that it does not agree to the change, in which case the Lender can withdraw the Facility amount at the end of the Availability Period. All achieved Interests are automatically re-lent to the Borrower, compounded with the principal Facility amount on a daily basis and rolled over time up until a request for partial or full withdrawal or cancellation is notified to the Borrower. The Borrower Interest rates are paid in the same Digital Assets or Facility amount as the one that was lent to the Borrower. Any change in the value of Digital Assets lent to the Borrower is at the Lender’s risk.

7.GENERAL COUNTER INDEMNITY

7.1The Lender and Borrower mutually, irrevocably and unconditionally:

(i) agrees to pay to the Borrower/Lender any and all amounts paid by the Borrower/Lender from time to time on or after the date hereof under the Facility amount, provided that any claim honoured has been made in accordance with and met the stipulations stated in this Agreement; and

(ii) agrees to indemnify and hold harmless the Borrower/Lender from any documented direct loss or damage, reasonable costs and expenses or exchange rate losses and interest which may be incurred by the Borrower/Lender under, or as a result of the Borrower/Lender utilising the Facility amount, provided however that such indemnity shall not be available to the Borrower/Lender claiming indemnification if such direct losses or damage arise directly from the gross negligence,  wilful misconduct or fraud of the person claiming indemnification.

7.2The Borrower extends its insurance coverage that might occur due to theft, hack or any insured events to the Lender’s position or Facility amount.

7.3The Borrower shall indemnify and hold harmless Lender from Lender’s lenders in the event that Borrower has an Event of Default, including but not limited to when at the end of an LSFA Term where Borrower’s ledger shows that its Digital Assets are less than the Available Facility.

8.COSTS AND EXPENSES

The Lender agrees to indemnify and hold harmless the Borrower for any documented direct losses or reasonable expenses or costs which the Borrower sustain or incur with respect to this Agreement as a consequence of the occurrence of any Event of Default or any other premature termination, cancellation or late payment hereunder caused by Lender’s misrepresentation, breach, or other such malfeasance. However, costs incurred by any litigation in respect of a dispute over the provisions of this Agreement are exempted from this clause and shall be the subject of general law.

9.PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

9.1Account of payment

The Lender shall pay all amounts due hereunder to such account(s) or digital wallet as specified by the Borrower.

9.2Currency of payment

Save for as otherwise provided in this Agreement, all payments by the Lender hereunder shall be made in the currency agreed upon in this Agreement. Costs and expenses shall be paid in the currency in which they occur. It is agreed that all the gas fees related to the transaction’s executions shall be born equally between the Lender and the Borrower. The withdrawal fees will, however, be borne by the Borrower in full.

9.3Partial payment

Payments to the Borrower shall be applied in or towards amounts (due and payable) in the following order:

(i)any losses, expenses or costs which are to be borne by the Lender according to the provisions of this Agreement;

(ii)Any new deposits received during the month and fulfilled (added to the total loan amount) during the Transaction Period; and

(iii) any other fees hereunder.

10.UNDERTAKINGS

10.1Information

The Lender and Borrower shall mutually and promptly notify each others upon becoming aware thereof of any occurrence or circumstance which has or is likely to have a Material Adverse Effect and the steps (if any) being taken or proposed to be taken to remedy it.

10.2General undertakings

Each party agrees to be bound by the covenants in this clause 10.2, unless the other party’s prior written consent thereof is obtained:

(a)Pari Passu:  ensure that at all times the claims of the Borrower against it hereunder rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those whose claims are preferred solely by operation of law;

(b)Compliance with law: at all times procure, maintain in effect and comply with all the terms and conditions of all governmental and other resolutions, environmental or other laws and regulations, approvals, authorisations, consents and registrations to which it may be subject where failure to do so would have a Material Adverse Effect; and

10.3Status of the Parties

Both parties are fully aware of the Digital Assets and supporting ecosystem volatility. Consequently, the either party’s status might change depending on the evolution of the crypto industry, and either might amend its structure, merge or amalgamate with other entities to accommodate the potential changes ahead, provided however that, as a curtesy and a component of ongoing due diligence and providing them the opportunity to adjust, the changing party will notify the other party.

11.DEFAULT

11.1Events of Default

Each of the events set out in this clause is an Event of Default for both Borrower and Lender and there is also an Event of Default for the Borrower described in Section 1 of this Agreement.

11.2Non payment

A Borrower or Lender does not transfer within the agreed time period between the Lender and the Borrower any amount payable by it under this Agreement in the manner required hereunder, unless the non-payment:

(a)is caused by technical or administrative error in each case outside the control of the party; and

(b)is remedied within three Business Days of the due date.

11.3Breach of other obligations

Either Party does not comply in any material respect with any other provisions of this Agreement not already referred to in this clause, unless the non-compliance:

(a)is capable of remedy; and

(b) is remedied within fourteen (14) days of the earlier of the grieved Party giving notice and the remedying party becoming aware of the non-compliance.

11.4Misrepresentation

Any representation or warranty made or deemed to be made hereunder shall prove to be or shall become incorrect in any material respect as at the date it is made or deemed to be repeated unless the underlying circumstances are remedied within fourteen (14) days of that date.

11.5Insolvency of Borrower or Lender

(i)A Lender stops payment or shall be unable or admits its inability to settle any of its financial obligations, its dues as they mature, or

(ii)A Lender makes an assignment for the benefit of or a composition with its creditors or a group of creditors which is provided for by any applicable insolvency laws or regulations or enters into any similar proceedings provided that the Lender is in situation of cessation des paiements.

11.6Winding-up

Any step is taken by any person with a view to the winding-up, liquidation or dissolution of a Lender ceases or threatens to cease to carry on all or substantial part of its business, except, for the purpose of a solvent intra-Group reconstruction, amalgamation, reorganisation, merger or consolidation, or otherwise, except where such winding-up, liquidation or dissolution is vexatious or frivolous and it is discharged within 30 days of such step being taken.

A winding up event could also occur when the Borrower is in a position where it cannot fulfil its financial obligations. Consequently, the Borrower might take any steps to mitigate such position that is in the best interest of both the Borrower and the Lender. These can span from winding out its position, returning its paid-up capital, settling any obligations and appointing a liquidator.

11.7Material adverse change

Save as may be disclosed to the Borrower by the Lender prior to the date of this Agreement, any event or series of events occur(s) which give(s) reasonable grounds to the Borrower to believe that a Material Adverse Effect has occurred since the date of this Agreement and is continuing.

12. CHANGE OF CONTROL

12.1Change of control of a Lender

Upon the occurrence of a Change of Control, the Lender subject to the Change of Control shall not be entitled to deliver any further request, except for return of Digital Assets, and shall notify the Borrower promptly.

Where applicable, the Parent shall use its reasonable endeavours to ensure that any request issued in respect of a Lender which ceases to be a member of the consolidated group, is cancelled, discharged and released at the expiry of three months following the disposal of such Lender, it being understood that in any case the Parent and the Lender shall remain liable to the Borrower unless and until all the requests are cancelled, discharged and released.  The Borrower shall use reasonable endeavours to assist in this process and to release the relevant Lender from its rights and obligations under this Agreement diligently and without unreasonable delay.

On the date that the Borrower (acting reasonably and diligently) is sufficiently certain that its liability under a request has been cancelled, discharged and released (without payment and without the Borrower incurring any other liability, actual or contingent), whether following a Change of Control or otherwise, it shall notify (as soon as practicable) the Lender and the Parent.

13.CHANGE IN CIRCUMSTANCES AND INCREASED COSTS

13.1In the event that any change in or introduction of any applicable law or regulation or governmental decision or order or change in the interpretation or implementation thereof would make it illegal or otherwise impossible for the Borrower to fulfil its commitments under this Agreement or in the event this would be practically impossible or seriously aggravated or the costs therefore substantial increased as a result of an event on the international money or credit market or due to any similar cause, then the Borrower shall notify the Lender thereof without delay and the Borrower and the Lender shall in good faith enter into negotiations to find a solution acceptable to all parties. If an agreement or an alternative arrangement has not been reached within 15 days after the initiation of such negotiations, the Borrower shall be entitled to terminate its commitments hereunder and refund the full current Facility amount to the Lender. The Borrower shall be under no obligation to notify the Lender or enter into negotiations with the Lender if to do so would be illegal, contrary to regulation, ruling, directive or sanction or any other restriction, in which circumstances the Borrower may terminate its commitments hereunder with immediate effect.

When claiming for increased costs, the Borrower shall provide a certificate setting out in reasonable detail calculations and compilations establishing the amount claimed and the basis for the claim.

13.2The Lender is also fully aware of the high price volatility of the Digital Assets. Accordingly, the value of the lent Digital Assets and its underlined assets might diminish or increase in value. Once the Lender requests the Borrower to transfer back all or a portion of the Facility amount, the Borrower will process it at the end of the Availability Period. Consequently, the redeemed Digital Assets value would vary based on the Digital Assets price or underlying assets at the time of liquidation.

13.3Being in their early stages, Digital Assets regulations might also change or are inexistent in certain markets and accordingly might undermine the Digital Assets prosperity and adoption.

13.4The Lender is also aware that the Digital Assets will be placed with a third-party custodian wallet appointed by the Borrower. Consequently, any insolvency of the custodian will have an adverse effect on the ability to recover such Digital Assets.

13.5The Lender is also aware of the possible hack of the Digital Assets due to unsecured network or cyber-security concerns. The Borrower cannot be held accountable for any of these hacks or security flows as long as it can prove that it did all its best to avoid these. The Borrower shall do its best efforts to redeem the initial placed Facility amount by monitoring the markets movements and triggering the liquidation process to preserve such Facility amount.

14.MITIGATION

If any circumstances arise, which result, or would on the giving of notice result, in the Borrower having to make a payment to or for the account of the Lender under Clause 9.3 (Taxes), 13 (Changes in circumstances and increased costs), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrower under clause 9.3 or 13:

(i)the Borrower shall notify the Lender promptly after the Borrower becomes aware of the relevant circumstances and their results,

(ii)in consultation with the Lender, the Borrower shall take such steps as it determines are reasonably open to it and as are acceptable to the Borrower to mitigate the effect of those circumstances (such as reducing a position that results in exposure to the digital assets).

15.NO WAIVER OF RIGHTS

No failure or delay by the Borrower or Lender in exercising its rights under this Agreement shall operate as waiver of such right, nor shall any indulgence of waiver granted by the Borrower preclude any further or later exercise of such right.

16.ASSIGNMENT AND ADDITIONAL LENDERS

16.1Assignment

(a) Either party shall be entitled to assign, once or several times, at any time all or part of its rights and obligations under this Agreement to any party or financial institution within or outside its Group and, with the prior written consent of the other party (not to be unreasonably withheld or delayed) to any other party  or financial institution, but only if such assignment does not result in the non-assigning party being or becoming liable to pay any additional amount which would not have been payable had no such assignment occurred, provided, however, that no such consent shall be required if an Event of Default has occurred and is continuing.

17.NOTICES

Both parties shall notify the other party of any changes of name, address, facsimile number or other particulars.

Every notice, request, demand or other communication under this Agreement or pursuant to any Request shall

(i) be in writing delivered personally or by registered letter or facsimile or registered email;

(ii) shall be deemed to have been received, in the case of letter, when delivered personally or five days after it has been put into the post and, in the case of facsimile, when a complete and legible copy is received by the addressee, provided that if the day of deemed receipt of a letter is not a business day of the addressee or if the time of receipt of any facsimile is after the close of business of the addressee, it shall be deemed to have been received at the opening of business on the next business day of the addressee; and

(iii) shall be sent to:

(a)YieldShare F01 Mgmt LLC

408 Water Street, Waxahachie, TX 75165

Attention: Chris Conant

(b) if to the Borrower to:

Mr. Charles Hiebert,

Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (BVI) VG1111

18.TERM OF AGREEMENT

18.1Extension of the Availability Period

This Agreement is valid for the Availability Period. The Agreement and the Availability Period shall be extended for a period of one (1) month if not terminated by either of the parties by notice in writing no later than 7 days prior to the Final Maturity Date or earlier by mutual consent among the parties. If extended, the Final Maturity Date will be amended accordingly, and the Facility rolled over up until it is terminated. Under no circumstances such Facility/Facilities should be considered as an indefinite obligation on the Lender or the Borrower.

18.2Validity

Notwithstanding anything to the contrary, this Agreement (save for the Borrower’s commitment) shall be valid and in full force and effect until the Borrower has been discharged and released from all of its commitments, obligations and liabilities under this Agreement.

18.3Several obligations

The obligations of the Lenders if any under this Agreement are several (and not joint and several) and no Lender is responsible nor shall it be liable for, the obligations of the other Lender arising under this Agreement.

19.MISCELLANEOUS

19.1This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

19.2The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

19.3If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19.4Disclosure of information

The Borrower will keep information provided by, or relating to, the Lender, that confidential information including but not limited to prospects or clients, Facility Provider lenders subscribed to the Fund, contact information of Facility Provider lenders, marketing information, due diligence, confidential except that the Borrower may disclose such information:

(a)to any of the Borrower's Affiliates;

(b)to any of the Borrower's or the Borrower's Affiliates’ service providers or professional advisers, who is under a duty of confidentiality to the discloser to keep such information confidential; and

(c)to any rating agency, insurer or insurance broker, auditors or direct or indirect provider of credit protection; or as required by any law or any authority

For the purposes of clause 19.4 “Affiliate” means, in relation to a person: (i) its Subsidiary; (ii) Holding Company; or (iii) any other Subsidiary of that Holding Company. “Holding Company” means, in relation to a person, any other person in respect of which the first named person is a Subsidiary. “Subsidiary” means in relation to a person, any other person: (i) which is controlled, directly or indirectly, by the first named person.

20.Law, jurisdiction AND DISPUTE RESOLUTION

Any dispute, controversy, or claim arising out of or in connection with this contract, or the breach, termination or validity thereof, shall be submitted to the Chartered Institute of Arbitrators (CIArb) and settled by final and binding arbitration in accordance with the CIArb Arbitration Rules. Judgment on any award issued under this provision may be entered by any court of competent jurisdiction.

a)The Arbitral tribunal shall be composed of three arbitrators.

b)Each party shall be entitled to appoint an arbitrator and the two party-appointed arbitrators shall then appoint a third arbitrator. If either party fails to appoint an arbitrator within 30 days of receiving notice of the appointment of an arbitrator by the other party, the CIArb shall, at the request of either party, appoint an arbitrator on behalf of the defaulting party. If the first and second arbitrator appointed fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, the third arbitrator shall, at the request of either party, be appointed by the CIArb.

c)The language(s) of the arbitration proceedings shall be English

d)The substantive law of the British Virgin Islands, exclusive of any conflict-of-laws rules that could require the application of any other law.

e)The arbitration agreement shall be governed by English law.

f)The arbitration may be handled by digital means and/or video calls.

This Agreement is made in two copies of which the Borrower and the Lender have taken one each.

Date: _____________________

For and on behalf of  INSERT LENDER NAME ____________________________________

Name: INSERT LENDER AUTHORISED SIGNATORY NAME AND DESIGNATION

Signature: _____________________________

Address: ______________________________

Phone: ________________________________

Date: _____________________

For and on behalf of Yield Share Ltd

Name: Mr. Charles Hiebert - CEO

Signature: _____________________________

Address: ______________________________

Phone: ________________________________

SCHEDULE  1

CONDITION PRECEDENT DOCUMENTS

Documents required before the first Request

1.Copies of all documents evidencing necessary corporate authorisations of each Lender with respect to the execution, delivery and performance of this Agreement and the terms and conditions thereof and any related documents to which it is a party and authorising a named person or persons to sign this Agreement and any other documents to be delivered by each Lender pursuant hereto.

2.A copy of the constitutional documents of each Lender.

3.Certified extract of Board Resolution supporting the execution of this Agreement by the Lenders. Alternatively, a certified extract of the Trade Register for the Lenders.

4.Complete KYC check set performed by the Borrower based on all the needed documents that will be requested by the Borrower from the Lender.

SCHEDULE 2

FIREBLOCKS SPECIFICATIONS

Lender digital wallet address: [_______________________]

Borrower’s Fireblocks digital wallet address(es): [________________________]

Multi-shard technology must authenticate through different keyholders before pairings can be transferred.

A wrapped layer of protection around wallets and transactions creating a type of internal base network interfacing through the firewall to the outside world.

Fireblocks wallets and by de facto, the rights and protections offered the Borrower are also extended to the Fund and its Lenders.

SCHEDULE 3

LENDER SUITABILITY QUESTIONNAIRE

The Lender hereby certifies pursuant to the Liquidity Supplier Facility Agreement attached hereto as follows:

Certification under U.S. Laws

The Lender is a “U.S. Person” (as defined in attached hereto).

Yes________No________

If the Lender is not a U.S. Person, please skip Part I and Part II of this Annex A.

PART I.ACCREDITED LENDER STATUS

The Lender represents and warrants that the Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and has checked the box or boxes below that are next to the categories under which the Lender qualifies as an accredited investor:

FOR INDIVIDUALS:

☐	(a)	A natural person with individual “net worth” (or joint “net worth” with the Lender’s spouse) in excess of US$1,000,000. The Lender mu attached hereto for the definition of “net worth”.
☐	(b)

A natural person with individual income (without including any income of the Lender’s spouse) in excess of US$200,000, or joint income with spouse in excess of US$300,000, in each of the two most recent years and who reasonably expects to reach the same income level in the current year.

FOR ENTITIES:

☐	(c)

An entity, including a grantor trust,  in  which  all  of  the  equity  owners  are accredited  investors  (for this purpose, a beneficiary  of a trust is not an equity owner, but grantor of a grantor trust is an equity owner).

☐	(d)

A “bank” as defined in Section 3(a)(2) of the Securities Act or any savings and loan  association  or  other  institution  as  defined  in  Section  3(a)(5)(A)  of  the Securities Act, whether acting in its individual or fiduciary capacity

☐	(e)	An “insurance company” as defined in Section 2(a)(13) of the Securities Act.
☐	(f)	A broker-dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934, as amended.

☐	(g)	An investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).
☐	(h)	A “business development company” as defined in Section 2(a)(48) of the Investment Company Act.
☐	(i)	A small business investment company licensed by the U.S. Small Business Act of 1958, as amended. Administration under Section 301(c) or (d) of the U.S. Small Business Investment
☐	(j)	A “private business development company” as defined in Section 202(a)(22) of the U.S. Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).
☐	(k)

An  organization  described  in  Section  501(c)(3)  of  the  U.S.  Internal  Revenue Code of 1986, as amended (the “Code”), a corporation, Massachusetts or similar business trust, limited liability company or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of US$5,000,000.

☐	(l)

A trust with total assets in excess of US$5,000,000  not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a person with knowledge  and  experience  in  financial  and  business  matters  as  to  be capable of evaluating the merits and risks of an investment in the Shares.

☐	(m)

An employee benefit plan within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the decision to invest in the Shares is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which  is  either  a  bank,  savings  and  loan  association,  insurance  company  or registered investment adviser, or if the employee benefit plan has total assets excess of US$5,000,000 or, if a self-directed plan, with investment made solely by persons that are accredited investors.

☐	(n)

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if the plan has total assets in excess of US$5,000,000.

PART II.QUALIFIED PURCHASER STATUS

The Lender represents and warrants that it is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act and Rule 2a51-1 promulgated thereunder, and has checked the box or boxes below that are next to the categories under which the Lender qualifies as a qualified purchaser. In order to complete the following information, the Lender must read Annex  A-1  and  A-2  attached  hereto  for  the  definition  of  “investments”  and  for information regarding the “valuation of investments,” respectively:

☐	(a)

A natural person (including any person who holds a joint, community property or other similar shared ownership interest in  the  Company with  that  person’s qualified   purchaser   spouse)   who   owns   not   less   than   US$5,000,000   in “investments.”

☐	(b)

A company,  partnership  or  trust  that  owns  not  less  than  US$5,000,000 in “investments” and that is owned directly or indirectly by or for two or more natural persons who are related as siblings or spouse (including former spouses), direct lineal descendants by birth or adoption, spouses of such persons, estates of such persons, or foundations, charitable organizations or trusts established by or for the benefit of such persons (a “Family Company”).

☐	(c)

A person or entity, acting for its own account or the accounts of other qualified purchasers, that in the aggregate owns and invests on a discretionary basis not less than US$25,000,000 in “investments.”

☐	(d)

A trust that is not covered by (b) above as to which the trustee or other person authorized to make decisions with respect to the trust, and each settlor or other person who has contributed assets to the trust, is a person described in clause (a), (b), or (c) above.

☐	(e)

A “qualified institutional buyer” (as defined in paragraph (a) of Rule 144A under the Securities Act), acting for its own account, the account of another qualified institutional  buyer, or the account of a qualified purchaser;  provided,  that (i) a dealer described  in paragraph  (a)(1)(ii) of Rule 144A under the Securities  Act shall  own  and  invest  on  a  discretionary  basis  at  least  US$25,000,000   in securities of issuers that are not affiliated persons of the dealer; and (ii) a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A under the Securities Act, or a trust Company referred to in paragraph (a)(1)(i)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, will not be deemed to be acting for its own account if investment decisions with respect to the plan are made by the beneficiaries of the plan, except with respect to investment decisions made solely by the fiduciary, trustee, or sponsor of such plan.

☐	(f)	A company, limited liability company, partnership or trust, each beneficial owner of the securities of which is a qualified purchaser described above.

PART III.SUPPLEMENTAL DATA FOR ALL INVESTORS

1To indicate that the undersigned Lender is one of the following, please check the box next to the appropriate description of the Lender:

☐	(a)	A natural person or resident in the United States;

☐	(b)	A partnership or corporation organized or incorporated under the laws of the United States;

☐	(c)	An estate of which each executor or administrator is a U.S. Person;

☐	(d)	A trust of which each trustee is a U.S. Person;

☐	(e)	A non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

☐	(f)	A discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States;

☐	(g)	A natural person or entity that is not a U.S. Person;

☐	(h)	An estate of which each executor or administrator is not a U.S. Person;

☐	(i)	A trust of which each trustee is not a U.S. Person;

☐	(j)

A non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a natural person or entity that is not a U.S. Person; or

☐	(k)	A discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) that is not a U.S. Person.

2To  the  best  of  the  Lender’s  knowledge,  does  the  Lender  control,  or  is  the Lender controlled by or under common control with, any other investor in the Fund?

☐ Yes ☐ No

3Will any other person or persons have a beneficial interest in the Share to be acquired hereunder (other  than  as  a  shareholder,  partner  or  other  beneficial  owner  of  equity interests  in  the  Lender)?   (By  way  of  example,  and  not  limitation,  “nominee” Lenders would be required to check “Yes” below.)

☐ Yes ☐ No

4(a)   Is the Lender a diplomat or a governmental  entity or any political subdivision thereof, whether state or local, or any agency, authority, instrumentality, regulatory body, court,  central  bank  or  other  entity  exercising  executive,  legislative,  judicial,  taxing, regulatory or administrative powers or functions of or pertaining to government?

☐ Yes ☐ No

(b)  If question 4(a) was answered “Yes,” is the Lender entitled to any sovereign or other immunity in respect of itself, its property or any litigation in any jurisdiction, court or venue?

☐ Yes ☐ No

PART IV.BENEFIT PLAN MATTERS

The  following  questions  are intended  to establish  whether  the Lender  is a “benefit  plan investor”. Section 3(42) of ERISA sets forth the definition of “benefit plan investor” for purposes of determining the applicability of ERISA to investment funds. Under Section 3(42) of ERISA, an investor is a “benefit plan investor” if it is:

(a)an employee benefit plan subject to Title I, Part 4 of ERISA;

(b)a plan subject to Section 4975 of the Code; or

(c)an entity (including  an insurance  company  general account) whose underlying assets are deemed to include “plan assets” within the meaning of ERISA and U. S. Department of Labor Regulation 29 C.F.R. 2510.3-101, as modified by Section 3(42)  of ERISA  (the  “Plan  Asset  Regulation”)  by reason  of investment  in the entity by employee benefit plans and accounts subject to Title I, Part 4 of ERISA and plans subject to Section 4975 of the Code.

The Lender is:

☐	An individual retirement account (a plan subject to Section 4975 of the Code).

☐

An employee benefit plan or trust that is subject to the provisions of ERISA. (This includes  U.S.  pension  plans  and  U.S.  profit-sharing  and  401(k)  plans,  but generally does not include U.S. governmental plans, church plans that have not elected to be subject to ERISA and non-U.S. employee pension plans.)

☐	An individual retirement account (a plan subject to Section 4975 of the Code).

☐	An individual retirement account (a plan subject to Section 4975 of the Code).

☐	A Keogh Plan (a plan subject to Section 4975 of the Code).

☐	Another plan described in Section 4975(e)(1) of the Code - including an annuity plan described in Section 403(a) of the Code.

☐

An employee benefit plan or trust that is subject to the provisions of ERISA. (This includes  U.S.  pension  plans  and  U.S.  profit-sharing  and  401(k)  plans,  but generally does not include U.S. governmental plans, church plans that have not elected to be subject to ERISA and non-U.S. employee pension plans.)

☐	An entity whose underlying assets are deemed to include “plan assets” within the meaning of the Plan Asset Regulation by reason of an employee benefit plan, plan or account’s investment in the entity.

☐	Specify percentage of assets of the entity that is considered “plan assets” __%.

☐	An insurance company investing general account assets _____% of which are considered plan assets for purposes of ERISA.

☐	Not a Benefit Plan Lender.

Specify if you are a governmental or foreign plan or other entity subject to laws, rules or regulations substantially similar to Section 406 of ERISA or Section 4975 of the Code or that govern the investment of assets of a governmental plan.  If yes, specify the law, rule or regulation.

________________________________________________________________.

The Lender agrees to promptly notify the Borrower in writing if there is any change in the information or percentages set forth above and at such time or times as the Borrower may request.

PART V.CERTIFICATIONS TO “DISQUALIFYING EVENTS”

The Lender represents and warrants that it has not been the subject of any Disqualifying Event as set forth in Rule 506 of the Securities Act, and has checked each of the boxes below that are next to the represents and warrants that the Lender agrees to make.   In order to initial the following representations and warrants, the Lender must read Annex A-1 attached hereto for the definition of “Disqualifying Event”:

___________ (initial) The Lender represents that, except the Lender nor any Underlying Beneficial Owner has been the subject of any Disqualifying Event.

___________ (initial) The Lender agrees to notify the Director in writing promptly if there is, or is likely to be, any change with respect to the preceding representation and to provide such further information as the Director or the Director’s administrator or their agents may reasonably request to confirm the foregoing representation.

The Lender is required to make the representations and covenant in this section only if the Lender is a person having a relationship to the Company of the type contemplated by paragraph (1) of Rule 506(d) of Regulation D under the U. S. Securities Act of 1933 (such a person often is referred to as a Rule 506(d) “Regulation D covered person”). A “Regulation D covered person” generally includes any (i) Shareholder that is a beneficial owner of at least 20% of the Shares in the Fund, (ii) the Director and any director or officer of the Company or its affiliates, or (iv) a paid solicitor acting for the Company and any director or officer or certain affiliates of such a solicitor.

The Lender represents that it will identify itself to the Director if it is, or at any time is likely to become such a “Regulation D covered person”.

PART VI.SUPPLEMENTAL DATA FOR  ENTITIES  ONLY  (natural  persons  may  skip this Part of the Lender Suitability Questionnaire)

(i)______Initial to indicate if the Lender is (a) a trust any portion of which is treated (under subpart E of Part I of subchapter J of chapter 1 of subtitle A of the Code) as owned by a natural person (e.g., a grantor trust), (b) an entity disregarded for U.S. federal income tax purposes and owned (or treated as owned) by a natural person or a trust described in clause  (a) of this sentence (e.g., a limited  liability company with a single member), (c) an organization described in Section 401(a), Section 501(c)(17) or Section 509(a) of the Code, or (d) a trust permanently set aside or to be used for a charitable purpose.

(ii)(a) Is the Lender a grantor trust, a partnership or an S-Corporation for U.S. federal income tax purposes?

☐ Yes ☐ No

(b) If question 2(a) above was answered “Yes, please indicate whether or not.”

(i)more than 50 percent of the value of the ownership interest of any beneficial owner in the Lender is (or may at any time during the term of the Company be) attributable to the Lender’s (direct or indirect) interest in the Fund; or

☐ Yes ☐ No

(ii)it is a principal purpose of the Lender’s participation in the Company to permit the Company to satisfy the 100-partner limitation contained in U.S. Treasury Regulation Section 1.7704-1(h)(3).

☐ Yes ☐ No

(iii)(a) For U.S. Lenders only: If the Lender is treated as a flow-through vehicle for U.S.  federal  income  tax  purposes  (e.g.,  a partnership  or a limited  liability company), does the Lender have any partners or members that are exempt from U.S. income taxation under Section 115 or 501(a) of the Code?

☐ Yes ☐ No

(b) If  question  3(a)  was  answered  “Yes”,  what  percentage  of  the  Lender  is owned by partners or members that are exempt from U.S. income taxation under Section 115 or 501(a) of the Code?

☐ Yes ☐ No

(iv)(a) For U.S. Lenders only: If the Lender is treated as a flow-through vehicle for U.S.  federal  income  tax  purposes  (e.g.,  a partnership  or a limited  liability company), does the Lender have any partners or members that are not U.S. persons?

☐ Yes ☐ No

(b) If  question  4(a)  was  answered  “Yes”,  what  percentage  of  the  Lender  is owned by partners or members that are not U.S. persons?

__________%

(v)(a) Is the Lender a “Borrower Partner” as defined in the Agreement?

☐ Yes ☐ No

(b) Is the Lender a “banking entity” as defined in Section 13 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”)?

☐ Yes ☐ No

If question 5(b) was answered “Yes,” please indicate the legal basis on which the Lender intends to make an investment  with the Borrower  (e.g., exemption from the private Company investment prohibition of Section 13 of the BHC Act).

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

(vi)If the Lender’s tax year ends on a date other than December 31, please indicate the date:

(vii)(a) Is  the  Lender  subject  to  the  U.S.  Freedom  of  Information  Act,  5  U.S.C. Section 552 (“FOIA”), any state public records access law, a law of any state or other jurisdiction similar in intent or effect to FOIA, or any other similar statutory or legal right or obligation that might result in the disclosure of confidential information relating to the Borrower?

☐ Yes ☐ No

(b) If question 7(a) was answered “Yes,” please indicate the relevant law(s) to which the Lender is subject and provide any additional explanatory information in the space below:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

The Lender understands that the foregoing information shall be relied upon by the Borrower for the purpose of determining the eligibility of the Lender to lend the digital assets. The Lender agrees to notify the Borrower promptly if any representation, warranty or information contained in the Agreement, including this Lender Suitability Questionnaire, becomes untrue at any time. The Borrower agrees to provide such information  and execute and deliver such documents  regarding  itself and all of its beneficial owners  as the Borrower  may reasonably  request  from time to time to determine  the eligibility of the Lender to purchase the Shares, to verify the accuracy of the Lender's representations and warranties herein or to comply with any law, rule or regulation to which the Borrower  may  be  subject,  including  compliance   with  anti-money  laundering  laws  and regulations. To the fullest extent permitted by law, the Lender agrees to indemnify and hold harmless  the  Borrower thereof  from  and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Lender contained in the Agreement (including the Lender Suitability Questionnaire) or in any other document provided by the Lender to the Borrower or  in  any  agreement  (other  than  the Agreement)  executed  by  the Lender with the Borrower in connection with the Lender's borrowing of the digital assets .

Date: ______________

Partnership, Trust Limited Liability Company or Other Entity Lenders	Individual

Name of Entity (Print)	Name (Print)

Signature	Signature

SCHEDULE 4RISKS FACTORS

RISK FACTORS AND POTENTIAL CONFLICTS OF INTEREST

Prior to making an investment in the Company, prospective investors must rely on their own due diligence and should carefully consider all the information set forth in this Memorandum, and in particular, should evaluate the risk factors outlined below which, individually or together, may have a material adverse effect on the Company and its investments.

THE FOLLOWING LIST OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE ENUMERATION OF THE RISKS INVOLVED IN AN INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE COMPANY DOCUMENTS IN THEIR ENTIRETY AND CONSULT WITH THEIR OWN ADVISERS BEFORE DECIDING TO SUBSCRIBE FOR A SHAREHOLDER INTEREST.

RISKS RELATING TO INVESTMENTS

Future and Past Performance

The performance of the Principals’ prior investments is not necessarily indicative of the Company’s future results. While the Directors intends for the Company to make investments that have estimated returns commensurate with the risks undertaken, there can be no assurance take any target internal rate of return will be achieved. On any given investment, loss of principal is possible.

The Company may from time to time be subject to legal proceedings and government proceedings

Legal proceedings against the Company relating to investments may arise from time to time. There can be no assurance that the Company will not be involved in such proceedings or that the outcome of these proceedings will not adversely affect the financial condition, results of operation or cash flow of the Company.

Interest rate risks

The Company may make investments which are exposed to interest rate risks. To the extent prevailing interest rates change, do so to a larger extent or in a different way than anticipated by the Company, the Company could suffer significant financial losses. Changes in interest rates may also affect the Company’s short term investments, having a negative impact on the Company’s profitability.

In-Kind Payments

Although the Company does not intend to make payments in kind, under certain circumstances a Lender may receive Digital Assets in lieu of, or in combination with, cash. Such distributions may include interests in the Company’s underlying investment portfolio of Digital Assets.

RISKS RELATING TO MANAGEMENT

Limited Operating History

The Company has a limited operating history upon which prospective and current Shareholders can evaluate their anticipated performance. The investment professionals of the Company have been using investment strategies similar to some of the investment strategies described herein for several years. However, there can be no assurance that the Company or the Directors Manager will be successful.

Dependence on Counterparties and Service Providers

The Company is also dependent upon its counterparties and the businesses that are not controlled by the Company (the “Service Providers”). Examples of Service Providers include the Administrator, Legal Counsel, Custodian and the Auditors. Errors are inherent in the business and operations of any business, and although the Company will adopt measures to prevent and detect errors by, and misconduct of, counterparties and Service Providers, and transact with counterparties and Service Providers it believes to be reliable, such measures may not be effective in all cases. In particular, the Company’s technology diligence on digital asset counterparties may not identify all security vulnerabilities and risks, which is especially pertinent given the limited (but growing) number of viable digital asset counterparties. Any errors or misconduct could have a material adverse effect on the Company. The absence of a direct contractual relationship between the Lender and the relevant Service Provider, no Lender will have any contractual claim against any Service Provider for any reason related to its services to the Company. Instead, the proper plaintiff in an action in respect of which a wrongdoing is alleged to have been committed against the Company’s, as the case may be, by the relevant Service Provider is, prima facie, the Company’s, as the case may be.

Investment and Due Diligence Process

Before making investments, the Company will conduct due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, the Company may be required to evaluate important and complex business, financial, tax, accounting and legal issues. When conducting due diligence and making an assessment regarding an investment, the Company will rely on the resources reasonably available to it, which in some circumstances, whether or not known to the Company at the time, may not be sufficient, accurate, complete or reliable. Due diligence may not reveal or highlight matters that could have a material adverse effect on the value of an investment.

Increased Regulatory Oversight

Increased regulation (whether promulgated under securities laws or any other applicable law) and regulatory oversight of, and changes in law applicable to, private investment funds and their managers, especially with respect to private investment funds investing in Digital Assets and equity investments, may impose administrative burdens on the Directors, including, without limitation, responding to examinations and other regulatory inquiries and implementing policies and procedures. Such administrative burdens may divert the Company’s time, attention and resources from portfolio management activities to responding to inquiries, examinations and enforcement actions (or threats thereof). Regulatory inquiries often are confidential in nature, may involve a review of an individual's or a firm's activities or may involve studies of the industry or industry practices, as well as the practices of a particular institution.

RISKS RELATING TO DIGITAL ASSETS

Loss or Destruction of the Private Key

Any ownership of cryptocurrencies, or investments in the form of cryptocurrencies, will be lost indefinitely if private keys are lost or destroyed as a result of the highly decentralized and highly encrypted nature of cryptocurrencies. Though the loss of the private keys in and of itself does not necessarily mean that unscrupulous parties will take immediate possession of the cryptocurrencies held by the owner; however, if the keys are stolen, there is a risk that the cryptocurrencies will be taken.

Digital Assets Generally

The investment characteristics of Digital Assets (which term includes, but is not limited to, virtual currencies, crypto-currencies, and digital coins and tokens), generally differ from those of traditional currencies, commodities or securities. Importantly, Digital Assets are not backed by a central bank or a national, supra-national or quasi-national organization, any hard assets, human capital, or other form of credit. Rather, Digital Assets are market-based: a Digital Asset's value is determined by (and fluctuates often, according to) supply and demand factors, the number of merchants that accept it, and the value that various market participants place on it through their mutual agreement, barter or transactions.

Cybersecurity

Risks Cybersecurity incidents and cyber-attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. The Company will seek to prevent and mitigate any such incidents but there is no guarantee that it will be successful in such efforts. A cybersecurity incident could have numerous material adverse effects on the Company. Such incidents could impair the operations, liquidity and financial condition of the Company, amongst other potential threats and risks. Cyber threats and/or incidents could cause financial costs from the theft of Companyassets (including proprietary information and intellectual property) as well as numerous unforeseen costs including, but not limited to: litigation costs, preventative and protective costs, remediation costs and costs associated with reputational damage.

Cryptocurrencies

Cryptocurrency exchanges have in the past been closed due to fraud, failure or security breaches. In many of these instances, the customers of such cryptocurrency exchanges were not compensated or made whole for the partial or complete losses of their account balances. Any of the Fund’s assets that reside on a cryptocurrency exchange that shuts down may be lost. The methodologies for determining a cryptocurrency’s market price are new and untested. Such methodologies may now or in the future contain inherent flaws that may adversely affect the ability to determine a cryptocurrency’s market price. Cryptocurrencies are created, issued, transmitted and stored according to protocols run by computers in a cryptocurrency network. It is possible these protocols have hidden flaws that could result in the loss of some or all assets held by the Company. There may also be network scale attacks against these protocols or server hosts that result in the loss of some or all of assets held by the Company. Some assets held by the Companymay be created, issued or transmitted using experimental cryptography which could have underlying flaws. Advancements in quantum computing could break the cryptographic rules of protocols that support the assets held by the Company. The Company makes no guarantees about the reliability of the cryptography used to create, issue or transmit assets held by the Fund. The impact of geopolitical events on the supply and demand for cryptocurrencies is uncertain. The further development and acceptance of the cryptographic, algorithmic, and other applicable protocols governing the issuance of and transactions in cryptocurrencies, which represents a new and rapidly changing industry, is subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of these protocols may adversely affect any investment in a cryptocurrency. Currently, there is relatively small use of cryptocurrencies in the retail and commercial marketplace in comparison to relatively large use by speculators (including, but not limited to, high frequency traders using automated trading systems seeking to take advantage of arbitrage opportunities in cryptocurrencies and the various cryptocurrency exchanges), thus contributing to price volatility.

Digital Asset Exchanges

General The exchanges on which Digital Assets trade are relatively new and largely unregulated and may therefore be more exposed to theft, fraud and failure than established, regulated exchanges for other products. Digital Asset exchanges may be start-up businesses with no institutional backing, limited operating history and no publicly available financial information. Exchanges generally require fiat currency funds to be deposited in advance in order to purchase Digital Assets, and no assurance can be given that those deposit funds can be recovered. Additionally, upon sale of Digital Assets, fiat currency proceeds may not be received from the exchange for several business days. The participation in exchanges requires users to take on credit risk by transferring Digital Assets from a personal account to a third-party's account. The Company will take credit risk of an exchange every time it transacts.

Digital Asset exchanges may impose daily, weekly, monthly or customer-specific transaction or distribution limits or suspend withdrawals entirely, rendering the exchange of Digital Assets for fiat currency difficult or impossible. Additionally, Digital Asset prices and valuations on Digital Asset exchanges have been volatile and subject to influence by many factors including the levels of liquidity on exchanges and operational interruptions and disruptions. The prices and valuation of Digital Assets remain subject to any volatility experienced by Digital Asset exchanges, and any such volatility can adversely affect an investment in the Fund.

Digital Asset exchanges are appealing targets for cybercrime, hackers and malware. It is possible that while engaging in transactions with various Digital Asset exchanges located throughout the world, any such exchange may cease operations due to theft, fraud, security breach, liquidity issues, or government investigation. In addition, banks may refuse to process wire transfers to or from exchanges.

Non-U.S. Operations

Digital Asset exchanges may operate outside of the United States. The Company may have difficulty in successfully pursuing claims in the courts of such countries or enforcing in the courts of such countries a judgment obtained by the Companyin another country. In general, certain less developed countries lack fully developed legal systems and bodies of commercial law and practices normally found in countries with more developed market economies. These legal and regulatory risks may adversely affect the Company and its operations and investments.

Risks of Buying or Selling Digital Assets

The Company may transact with private buyers or sellers or Digital Asset exchanges. The Company will take on credit risk every time it purchases or sells Digital Assets, and its contractual rights with respect to such transactions may be limited. Although the Company’s transfers of Digital Assets or fiat currency will be made to or from a counterparty which the Directors believes is trustworthy, it is possible that, through computer or human error, or through theft or criminal action, the Company’s Digital Assets or fiat currency could be transferred in incorrect amounts or to unauthorized third parties. To the extent that the Company is unable to seek a corrective transaction with such third party or is incapable of identifying the third party which has received the Company’s  Digital Assets or fiat currency (through error or theft), the Company will be unable to recover incorrectly transferred Digital Assets or fiat currency, and such losses will negatively impact the Company.

Fluctuations in the Market Price of Cryptocurrencies

The value of the Units relates directly to the value of the cryptocurrencies held directly or indirectly by the Company, and fluctuations in the price of cryptocurrencies could materially and adversely affect an investment. Several factors may affect the price of cryptocurrencies, including: the total number of cryptocurrencies in existence; global demand; global supply; investors’ expectations with respect to the rate of inflation of fiat currencies; investors’ expectations with respect to the rate of deflation of cryptocurrencies; interest rates; currency exchange rates, including the rates at which cryptocurrencies may be exchanged for fiat currencies; fiat currency withdrawal and deposit policies of cryptocurrency exchanges and liquidity of such cryptocurrency exchanges; interruptions in service from or failures of major cryptocurrency exchanges; cyber theft of cryptocurrencies from online digital wallet providers, or news of such theft from such providers or from individuals’ digital wallets; investment and trading activities of large investors; monetary policies of governments, trade restrictions, currency devaluations and revaluations; regulatory measures, if any, that restrict the use of cryptocurrencies as form of payment or the purchase of cryptocurrencies on the market; the availability and popularity of business that provide cryptocurrency-related services; the maintenance and development of the open-source software protocol of the cryptocurrency network; increased competition from other forms of cryptocurrency or payments services; global or regional political, economic or financial events and situations; expectations among cryptocurrency economy participants that the value of cryptocurrencies will soon change; and fees associated with processing a cryptocurrency transaction.

In addition, investors should be aware that there is no assurance that cryptocurrencies will maintain their long-term value in terms of future purchasing power or that the acceptance of cryptocurrency payments by mainstream retail merchants and commercial businesses will continue to grow. In the event that the price of cryptocurrencies declines, the Directors expects the value of an investment to decline proportionately.

Cryptocurrencies represent a speculative investment and involve a high degree of risk. As relatively new products and technologies, cryptocurrencies have not been widely adopted as a means of payment for goods and services by major retail and commercial outlets. Conversely, a significant portion of the demand for cryptocurrencies is generated by speculators and investors seeking to profit from the short or long-term holding of cryptocurrencies. The relative lack of acceptance of cryptocurrencies in the retail and commercial marketplace limits the ability of end-users to pay for goods and services with cryptocurrencies. A lack of expansion by cryptocurrencies into retail and commercial markets, or a contraction of such use, may result in increased volatility.

Regulatory Framework relating to Cryptocurrencies

It may be illegal, now or in the future, to own, hold, sell or use cryptocurrencies in one or more countries, including the United States and Canada. Although currently cryptocurrencies are generally either not regulated or lightly regulated in most countries, one or more countries may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell or use cryptocurrencies or to exchange cryptocurrencies for fiat currency. Such an action may restrict the Company’s ability to hold or trade cryptocurrencies, and could result in termination and liquidation of the Companyat a time that is disadvantageous to unitholders, or may adversely affect an investment in the Company. Additional conditions may be imposed on investment Company managers, portfolio managers or on any other person that may adversely affect the Company.

The tax rules applicable to an investment in cryptocurrency may be uncertain and the tax consequences to the Company of an investment in a cryptocurrency could differ from the Company’s expectations (if any).

Risk of Loss, Theft or Destruction of the Company’s Cryptocurrencies

There is a risk that some or all of the Company’s cryptocurrencies could be lost, stolen or destroyed. If the Company’s cryptocurrencies are lost, stolen or destroyed under circumstances rendering a party liable to the Company, the responsible party may not have the financial resources sufficient to satisfy the Company’s claim. Also, although the cryptocurrency custodians uses security procedures with various elements, such as redundancy, segregation and cold storage, to minimize the risk of loss, damage and theft, neither the cryptocurrency custodians nor the Manager can guarantee the prevention of such loss, damage or theft, whether caused intentionally, accidentally or by an act of God. Access to the Compsny’s cryptocurrencies could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack).

Third Party Wallet Providers

The Company intends to use third party wallet providers to hold the Company’s Digital Assets. The Company may have a high concentration of its Digital Assets in one location or with one third party wallet provider, which may be prone to losses arising out of hacking, loss of passwords, compromised access credentials, malware, or cyber-attacks. The Company is not required to maintain a minimum number of wallet providers to hold the Company’s Digital Assets. Certain third-party wallet providers may not indemnify the Company against any losses of Digital Assets. Digital Assets held by third parties could be transferred into “cold storage” or “deep storage,” in which case there could be a delay in retrieving such Digital Assets. The Company may also incur costs related to third party storage.

Reliance on Digital Asset Service Providers

Due to audit and operational needs, there will be individuals who have information regarding the Company’s security measures. Any of those individuals may purposely or inadvertently leak such information. Further, several companies and/or financial institutions (including banks) may provide support to the Company related to the buying, selling, and storing of Digital Assets. To the extent service providers no longer support the Company or cannot be replaced, an investment in the Company may be adversely affected.

Risks of Uninsured Losses

Though the Company may seek to insure its Digital Asset holdings, it may not be possible, either because of a lack of available policies or because of prohibitive cost, for the Company to obtain insurance of any type that would cover losses associated with Digital Assets. If an uninsured loss occurs or a loss exceeds policy limits, the Company could lose a portion or all of its assets.

Response to Changing Security Needs

As technological change occurs, the security threats to the Company’s cryptocurrencies will likely adapt and previously unknown threats may emerge. The Company’s and the cryptocurrency custodians’ ability to adopt technology in response to changing security needs or trends may pose a challenge to the safekeeping of the Company’s cryptocurrencies. To the extent that the Company or the cryptocurrency custodians are unable to identify and mitigate or stop new security threats, the Company’s cryptocurrencies may be subject to theft, loss, destruction or other attack.

Irrevocability of Cryptocurrency Transaction

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. Cryptocurrency transactions are not reversible without the consent and active participation of the recipient of the transaction. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of cryptocurrencies or a theft of cryptocurrencies generally will not be reversible and the Company may not be capable of seeking compensation for any such transfer or theft. To the extent that the Company is unable to seek a corrective transaction with the third party or is incapable of identifying the third party that has received the Company’s cryptocurrencies through error or theft, the Company will be unable to revert or otherwise recover incorrectly transferred cryptocurrencies. The Company will also be unable to convert or recover cryptocurrencies transferred to uncontrolled accounts.

Potential Failure to Maintain the Cryptocurrency Network

The cryptocurrency network operates based on an open-source protocol maintained by the core developers of the cryptocurrency network and other contributors dedicated to cryptocurrency development. As the cryptocurrency network protocol is not sold and its use does not generate revenues for its development team, the core cryptocurrency network protocol is not sold and its use does not generate revenues for its development team, the core developers are generally not compensated for maintaining and updating the cryptocurrency network protocol. Consequently, there is a lack of financial incentive for developers to maintain or develop the cryptocurrency network and the core developers may lack the resources to adequately address emerging issues with the cryptocurrency network protocol. Although the cryptocurrency network is currently supported by the core developers, there can be no guarantee that such support will continue or be sufficient in the future. To the extent that material issues arise with the cryptocurrency network protocol and the core developers and opensource contributors are unable to address the issues adequately or in a timely manner, the cryptocurrency network and an investment in the Units may be adversely affected.

Internet Disruptions

A disruption of the internet may affect cryptocurrency operations, which may adversely affect the cryptocurrency industry and an investment in the Company. Cryptocurrency networks’ functionality relies on the internet. A significant disruption of internet connectivity (i.e., affecting large numbers of users or geographic regions) could prevent cryptocurrency networks’ functionality and operations until the internet disruption is resolved. An internet disruption could adversely affect an investment in the Company or the ability of the Company to operate.

Manipulation

Foreign jurisdictions or actors may seek to manipulate currency prices. Any such manipulation are difficult to predict and may have a material adverse effect on the Company.

RISKS RELATING TO THE COMPANY

Limited Operating History

The Company is newly formed entity. The Company has no operating history. The Company is subject to many investment risks and uncertainties associated with any new financial services business, including the risk that the Company will not achieve its investment objective.

Dependence on Key Persons

The success of the Company will depend upon the ability of the individuals employed by the Company to source, select, evaluate, complete and realise appropriate investments. The Company is largely dependent upon the expertise of key individuals in providing asset management and advisory services with respect to investments. The loss of one or more senior investment professionals or other key individuals could have a material adverse effect on the performance of the Company. Although these individuals will devote an appropriate amount of their time to achieve the investment objectives of the Company, such individuals may advise and manage other investments and investment funds/companies, including, possibly, newly established investment funds/companies.

Lack of Independent Representatives

The Company has consulted with counsel, accountants and other experts regarding the formation of the Company. Such personnel are accountable to the Company only. Each prospective lender should consult his own legal, tax and financial advisers regarding the desirability of lending liquidity to the Company.

Limitation of Liability

The Company’s or the Company’s Service Providers (including, without limitation, the Directors, lawyers, accoutnants) may limit their liability under the terms of their engagement, which may limit the Company’s  rights of possible recourse against such service providers.

Limited Recourse, Indemnification and Clawback

The Company will be required to indemnify the Directors, the Company’s service providers and their affiliates and their respective officers, directors, agents, stockholders, members and partners for liabilities incurred in connection with the affairs of the Company. Such liabilities may be material and may have an adverse effect on the returns to the Lenders. The indemnification obligation of the Company would be payable from the assets of the Company’s. If the assets of the Company are insufficient, or if the indemnification obligation of the Company arises after the term of the Company, the Directors under certain circumstances may recall a portion of the distributions previously made to the Company.

Recourse to All Assets

It is anticipated that the assets of the Company, including any investments made by the Company and any funds held by the Company, will be available to satisfy the liabilities and other obligations of the Company. If the Company becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Company’s assets generally and not be limited to any particular assets, such as the asset representing the investment giving rise to the liability. This may result in the Company disposing of assets it holds in order to satisfy liabilities arising from other assets, which could have a material adverse effect on the Company.

Request for Information

The Company reserves the right to request from any Lender such information as the Company deems necessary to comply with any obligation arising under the implementation of any applicable intergovernmental agreement or any other regulatory requirement.

Litigation

The Company may become plaintiff or defendant in civil proceedings in relation to its investments. The expense of such litigation may be borne by the Company and may reduce its net assets.

Early termination

In the event of the early termination of the Company’s, it would have to distribute to the Shareholders interests pro rata of the assets of the Company. Certain assets held by the Company may be highly illiquid and might have little or no marketable value. It is possible that at the time of such sale or distribution, certain investments held by the Company would be worth less than the initial cost of such investments, resulting in a loss to the Company.

RISKS RELATING TO REGULATORY AND COMPLIANCE MATTERS

Legal, Tax and Regulatory Changes

Legal, tax and regulatory changes could occur during the term of the Company that may adversely affect the Company. For example, changes in cross border withholding taxes may decrease returns from investments to the Company or increased regulation may impact certain portfolio companies adversely.

Taxation in Certain Jurisdictions

The Company may be subject to income or other tax in the jurisdictions in which investments are made. Additionally, withholding tax or branch tax may be imposed on earnings of the Company from investments in such jurisdictions.

General

The Company may take positions on certain tax issues which depend on legal conclusions not yet addressed by the courts. Additionally, no assurance can be given that legislative, administrative or judicial changes will not occur which will alter, either prospectively or retroactively, the tax considerations or risk factors discussed herein.

SCHEDULE 5

KYC/KYB

Please provide the below documents for KYC/KYB processing purposes:

Required Documents for All Customers
☐	Client Information Form
☐	Yield Liquidity Provider Facility Agreement (incl. Signatories & Bank Details)
☐	Tax Self Certification
☐	US W8 or W9 document
Required Documents for Corporates
☐	Certified copy of Certificate of Incorporation with Certificate of Incumbency/Good Standing
☐	Certified copy of Articles of Association or Statutes / Bylaws / Partnership Deed / LPA with Prospectus (for Funds)
☐	Trade license (proof of regulation)
☐	Register of Board Directors
☐	Certified Passport copies of at least 2 Directors
☐	Authorised Signatories List
☐	Certified Passport copies of Authorised Signatories as per the Account Opening Form
☐	Authorised Traders list (if applicable)
☐	Group Structure showing all Ultimate Beneficiary Owners of more than 10%
☐	Recent Audited Financial Statements
☐	Passport copy of account holder(s)
☐	Proof of listing, if listed:
Required Documents for Individuals
☐	Certified Passport copy or Certified ID
☐	If the account is in joint names, then the same for the other individual
☐	Proof of address, Certified utility bill (less than three months old) or certified tenancy contract
☐	Certified copy of latest one month bank statement - it should be Original or photocopied with original bank stamp.
☐	Documented understanding of the source of wealth
Required Documents for Trusts
☐	Certified Trust Deed (in English)
☐	Certified Memorandum or Letter of Wishes (in English)
☐	Trust latest audited financial statements
☐	Trust legal structure chart
☐	Identification of Settlors
☐	Identification of Trustees
☐	Identification of Beneficiaries
☐	Identification of Protectors
☐	Identification of Enforcers
☐	Identification of other persons with the power to appoint or remove trustees or any other person entitled to receive a distribution
☐	Identification of authorised individuals who can sign the mandate

SCHEDULE 6

Frequently Asked Questions - FAQ

No.	Questions	Answers
1.	What is the Company’s ETH Wallet Address held before the custodian for the ETH/USDC pair?	ERC20 0xf73d977e99cA68D6daDC1Af32909656a5A6D8E10
2.	What is the Company’s USDC Wallet Address held before the custodian for the USDC/ETH pair?	ERC20 0xf73d977e99cA68D6daDC1Af32909656a5A6D8E10
3.	What is the Company’s ETH Wallet Address held before the custodian for the ETH/BTC pair?	ERC20 0x718Ea7138bEEBae2E4E56280e28ddC0960f82a1c
4.	What is the Company’s BTC Wallet Address held before the custodian for the BTC/ETH pair?	SEGWIT bc1q8wesjhyz3saj3hknxaacwl9qhtuvw97mn8cw56
5.	Where are the deposits’ received?	All deposits are stored in the Company’s vault re - “Deposit Vault”
6.	When can the Lender transfers a Facility amount?

The Facility amount must be deposited on or before the 25th of each month.

The Facility amount received on or before the 25th of each month will be deployed with the Borrower’s operations on the first day of the upcoming month

7.	When can the Lender withdrew the Facility amount?

A Facility amount withdrawal request must be received by the Borrower on or before the 25th of each month.

Any withdrawal request that is received on or before the 25th of each month, will be treated by the Borrower on the 5th of the following month

8.	Will the Lender be receiving any Facility amount’ status?	Reports will be sent out to the Lender on the 5th of every month as long as the Facility amount is held with the Borrower
9.	Who would be the Lenders primary contact in case of questions or queries?	Any questions or queries are to be addressed to the Borrower’s Chief Executive Officer at the following email: Charles@yieldshare.io